Exhibit 99.1

NEWS

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For Release February 28, 2006 at 1:15 p.m. PST:

WJ Communications Announces New Board Member

SAN JOSE, CALIFORNIA February 28, 2006 - WJ Communications, Inc. (NASDAQ-WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced the appointment of Bob Whelton to its Board of Directors, effective February 27th, 2006.

Mr. Whelton is currently an executive vice president of operations for Micrel, Inc., a leading manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  Previously, Mr. Whelton was the executive vice president of operations for Micro Linear Corp., a fabless semiconductor company specializing in wireless integrated circuits.  Prior to joining Micro Linear Corp., he was employed by National Semiconductor Corp., where he served as vice president of the Analog division.  Mr. Whelton received his B.S.E.E. from the University of California, Berkeley and his M.S.E.E. from the University of Santa Clara.

“We are pleased to welcome Bob to our Board of Directors.  Bob’s numerous years of experience in the semiconductor industry will be of great value to WJ,” said Bruce Diamond, Chief Executive Officer and President of WJ Communications.  “We intend to leverage his expertise as WJ continues its momentum in the wireless infrastructure marketplace.”

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and broadband cable. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

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All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements including statements as to the plans and objectives of management for the future operations, and statements as to the Company’s expectation regarding the future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the growth in the wireless infrastructure market, the timing and the rate of deployment of 2.5G and 3G systems, the Company’s Risk Factors as contained in the Form 10-K for year ended 2004 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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WJCI Contacts:

Editorial and PR: Leah McLean, Ph: 408-577-6411	Financial: Rainer Growitz, Ph: 408-577-6268
Email: leah.mclean@wj.com	Email: rainer.growitz@wj.com